EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made as of March 30, 2007 (“Effective Date”) by and between Telanetix, Inc., a Delaware corporation (“Buyer”), and Robert Leggio (“Leggio”) and Elbert E. Layne, Jr. (“Layne”) (each of Leggio and Layne are sometimes referred to herein as a “Seller”, and together the “Sellers”), with reference to the following facts:

RECITALS

A. Leggio is the sole shareholder, director and officer of MAR Holdings Inc. a New Jersey corporation (“MAR Holdings”), and Layne is the sole shareholder, director and officer of H AND E Group Inc., a New Jersey corporation (“HE Group”) (MAR Holdings and HE Group are sometimes collectively referred to herein as the “Holding Companies” or individually as a “Holding Company”).

B. MAR Holdings holds 50% of the equity ownership interest in AVS Installation Limited Liability Company (“AVS LLC”) and 50% of the equity ownership interest in Union Labor Force One Limited Liability Company (“ULFO LLC”), and HE Group holds 50% of the equity ownership interest in AVS LLC and 50% of the equity ownership interest in ULFO LLC (AVS LLC and ULFO LLC are sometimes collectively referred to herein as the “LLCs” or individually as an “LLC”, and the equity ownership interests in the LLCs are sometimes collectively referred to herein as the “Membership Interests” or individually as a “Membership Interest”).

C. Buyer desires to buy, and Leggio desires to sell, Leggio’s entire ownership interest in MAR Holdings (the “MAR Holdings Stock”), and Buyer desires to Buy, and Layne desires to sell, Layne’s entire ownership interest in HE Group (the “HE Group Stock”) (the MAR Holdings Stock and HE Group Stock are sometimes collectively referred to herein as the “Holding Company Stock”).

Now, therefore, the parties agree as follows:

TERMS

1. Purchase.  For the Purchase Price, and on the terms and subject to the conditions in this Agreement, (i) Leggio causes to be sold, assigned, and transferred to Buyer, and Buyer acquires from Leggio, the MAR Holdings Stock, and (ii) Layne causes to be sold, assigned, and transferred to Buyer, and Buyer acquires from Layne, the HE Group Stock.

2. Purchase Price.  The purchase price for the Holding Company Stock shall be One Million Two Hundred Fifty Three Thousand Dollars ($1,253,000.00) (the “Purchase Price”), payable in shares of Buyer Common Stock (the “Buyer Common Stock”).  On or promptly after the Closing Date, Buyer shall issue to (i) Layne the number of shares of Buyer Common Stock equal to Six Hundred Fifty Three Thousand Dollars ($653,000.00) divided by the closing sales price (or the closing bid, if no sales are reported) of the Buyer Common Stock as quoted on the OTC Bulletin Board for the last trading day prior to the Closing Date (the “Determination Price”), and (ii) Leggio the number of shares of Buyer Common Stock equal to Six Hundred Thousand Dollars ($600,000.00) divided by the Determination Price.

3. Seller Warranties.  Except as set forth in Sellers’ Disclosure Schedule to the Agreement, each Seller hereby represents and warrants to Buyer that the statements contained in this Section 3 are true and correct as of the date of this Agreement and the Closing Date (unless otherwise indicated in such representation):

3.1 Ownership of Holding Company Stock.  The Holding Company Stock as of its transfer to Buyer on the Closing Date will be transferred so that Buyer will receive the Holding Company Stock beneficially and of record, free and clear of all liens, charges, claims, equities, restrictions, or encumbrances. Each Seller has the full right, power, and authority to sell, transfer, and deliver their respective Holding Company Stock to Buyer in accordance with this Agreement free and clear of all liens, charges, claims, equities, restrictions, and encumbrances. The transfer of the Holding Company Stock to Buyer does not constitute a breach or violation of, or default under, any agreement, or other instrument by which the Sellers, the Holding Companies, or the LLCs are bound.

3.2 Ownership of Holding Companies.  The sole asset of MAR Holdings is the Membership Interests in each LLC; MAR Holdings does not have, nor has it ever had, any liabilities or contractual obligations, nor has it ever had any assets other then the Membership Interests in each LLC.  The sole asset of HE Group is the Membership Interests in each LLC; HE Group does not have, nor has it ever had, any liabilities or contractual obligations, nor has it ever had any assets other then the Membership Interests in each LLC.

3.3 Duly Organized.  Each LLC and Holding Company is duly organized, validly existing and in good standing under the laws of the State of New Jersey, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect.  Each LLC and Holding Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect.  For purposes of this Agreement, "Material Adverse Effect" shall mean any adverse effect on the business, condition (financial or otherwise) or results of operation of the applicable entity.

3.4 Validity and Effect of Agreement.  This Agreement has been duly and validly executed and delivered by each Seller and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligations of each Seller, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

3.5 LLC Authorized Capital.  Neither of the LLC’s has a written operating agreement. There are no outstanding options or warrants with respect to, or privileges or rights to purchase or subscribe for, any membership interest of the LLCs, obligations or securities issued by the LLCs convertible into membership interests of the LLCs, agreements providing for or relating to any options, warrants, purchase rights, privileges, convertible obligations, or securities to which Seller is a party, or any agreements by Seller to issue, sell, or acquire any of its membership interests.  As of the date of this Agreement and the Closing Date, all of the membership interests in the LLCs are held by the Holding Companies.  Neither LLC has any subsidiary.

3.6 Holding Company Authorized Capital.  There are no outstanding options or warrants with respect to, or privileges or rights to purchase or subscribe for, any ownership interest in the Holding Companies, obligations or securities issued by the Holding Companies convertible into ownership interests of the Holding Companies, agreements providing for or relating to any options, warrants, purchase rights, privileges, convertible obligations, or securities to which either Seller or a Holding Company is a party, or any agreements by Seller or a Holding Company to issue, sell, or acquire any of its equity.  As of the date of this Agreement and the Closing Date, all of the equity in the Holding Companies is held by the Sellers.

3.7 LLC Financial Statements.  Attached hereto as Exhibit A are statements of income and the balance sheet of each LLC for the fiscal year ending December 31, 2006 and the three-months ending March 29, 2007, collectively referred to respectively as the “financial statements” and the “date of the financial statements.”  The financial statements are correct and complete in all material respects; have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved; and present fairly the financial condition and the results of operations of each LLC.  There has been no appreciable change in the financial condition of either LLC since the date of the financial statements except in the ordinary course of business.

3.8 Absence of Undisclosed Liabilities.    The LLCs do not have any liabilities, debts or other financial obligations, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, other than (i) liabilities reflected or provided for on the financial statements and (ii) liabilities specifically described in this Agreement or the Disclosure Schedule. Neither of the LLCs or Holding Companies are guarantors of any obligations.

3.9 Taxes. Each LLC and Holding Company has filed or will file all federal and state tax returns which are required to be filed, and has paid all taxes and fees which have become due and payable pursuant to such returns or pursuant to any assessment received by such LLC or Holding Company. The amounts set up as a provision for taxes on the financial statements of each LLC are sufficient for the payment of all accrued and unpaid federal, state, county, and local taxes for the period ending on said date, and for all fiscal years prior thereto. Sellers do not have any actual knowledge of any tax deficiency proposed or threatened against either LLC or Holding Company.

3.10 Accounts Receivable. All accounts receivable reflected in the financial statements are current and collectible in full, except to the extent of the reservation for bad debts included therein, and to the extent that they have been collected since the date of the financial statements. All accounts receivable arising since the date of the financial statements, to the extent remaining unpaid as of the date hereof, are current and collectible in full, except to the extent of a reasonable and customary reservation for bad debts.  The LLCs will utilize commercially reasonable efforts to collect any bad debts after the Closing Date.

3.11 No Liens Created by Sale.  The execution and performance of this Agreement and compliance with the provisions hereof by Sellers will not violate any law and will not conflict with or result in any breach of any provisions of, or constitute a default under, or result in the creation of, any lien, charge, or encumbrance on any of the properties or assets of Seller pursuant to the Articles of Organization, bylaws, or any agreement or other instrument to which Sellers, the LLCs or the Holding Companies is a party or by which it is bound or affected.

3.12 Statements. Sellers have delivered to Buyer a true and complete list, as of the date hereof, showing the name of each bank or financial institution in which each LLC has an account or safe deposit box, and the names of all persons authorized to draw thereon or to have access thereto.    After the Closing, Sellers shall obtain the prior approval of Buyer for all non-payroll expenditures of $20,000 or more in the aggregate.

3.13 Obligations.  Each LLC and Holding Company has performed all contractual obligations required to be performed by it to date, and no LLC or Holding Company is in default under any contract, agreement, lease, indenture, mortgage, deed of trust, or other document to which it is a party.

3.14 Compliance with Laws. Each LLC and Holding Company has complied with, and is complying with, all applicable laws, orders, rules, and regulations promulgated by any federal, state, municipal, or other governmental authority relating to the operation and conduct of the property and business of such LLC or Holding Company, and there are no material violations of any such law, order, rule, or regulation existing or threatened against such LLC or Holding Company. No LLC or Holding Company has received any notices of violation of any applicable zoning regulation or order, or other law, order, regulation, or requirement relating to the operation of its business or to its properties.

3.15 Litigation. There are no actions, suits, claims, proceedings, investigations, or litigation pending or, or to Sellers’ knowledge, threatened against or affecting any LLC or Holding Company, at law or in equity or admiralty, or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, nor has Seller received notice of any such claims.  No LLC or Holding Company is in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

3.16 Title to Assets.  Each LLC has good, sufficient, marketable, and warrantable title in and to all of the assets listed on the financial statements or acquired by it after such date; and such assets are in each case free and clear of all mortgages, liens, charges, encumbrances, equities, pledges, conditional sales agreements, or claims of any nature whatsoever, except as stated in the financial statements.

3.17 Condition of Assets; No Real Property. The assets and business of each LLC comply with all applicable ordinances, regulations, zoning, and other laws. No LLC or Holding Company owns or has ever owned any real property.

3.18 Contracts.  Except as listed on Seller’s Disclosure Schedule, neither LLC is a party to any written or oral:

(a) Contract for the purchase of materials, supplies, services, machinery, or equipment involving payment by an LLC of more than Ten Thousand Dollars ($10,000) in the aggregate;

(b) Contract not terminable on thirty (30) days' notice or less without liability on the part of the LLC;

(c) Facility lease and vehicle leases;

(d) Bonus, pension, profit-sharing, retirement, stock purchase, stock option, hospitalization, insurance, or similar plan or practice, formal or informal, in effect with respect to its employees or others; or

(e) Contract not made in the ordinary course of business, except as set forth in this Agreement.

3.19 Intellectual Property.

(a) Each LLC owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, common law trademarks, trade names, trade secrets (including customer lists), service marks and copyrights, and any applications for and registrations of such patents, trademarks, service marks, and copyrights and all processes, formulas, methods, schematics, technology, know-how, computer software programs, data or applications and tangible or intangible proprietary information or material that are used in the business as currently conducted, free and clear of all liens, claims or encumbrances (all of which are referred to as the "LLC Intellectual Property Rights"). The foregoing representation as it relates to Licensed Intellectual Property (as defined below) is limited to the interests of the LLC pursuant to licenses from third parties, each of which is in full force and effect, is valid, binding and enforceable and grants the LLC such rights to such intellectual property as are used in the business as currently conducted.

(b) The Disclosure Schedule contains an accurate and complete description of (i) all patents, trademarks, common law trademarks, trade names, service marks and copyrights included in the LLC Intellectual Property Rights, including the jurisdictions in which each such LLC Intellectual Property Right has been issued or registered, if applicable, or in which any such application for such issuance and registration has been filed, (ii) all licenses and sublicenses, distribution agreements and other agreements to which LLC is a party and pursuant to which any person is authorized to use any LLC Intellectual Property Rights, (iii) all licenses, sublicenses and other agreements to which LLC is a party and pursuant to which LLC is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), which is used in the conduct of the Business (including licenses for off the shelf software), and (iv) all joint development agreements to which LLC is a party.   For purposes of this Agreement, "Governmental Authority" shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(c) Each LLC is not, and it will not be, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the LLC Intellectual Property Rights or Licensed Intellectual Property.

(d) Neither Sellers nor the LLCs (i) have received notice of a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party and (ii) have any knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any LLC Intellectual Property Rights or Licensed Intellectual Property.

(e) Each LLC has at all times used reasonable efforts to protect its proprietary information and to prevent such information from being released into the public domain.

3.20 No Labor Difficulties.    Neither LLC is engaged in any unfair labor practice or in violation of any applicable laws respecting employment, employment practices or terms and conditions of employment. There is no unfair labor practice complaint against either LLC pending or threatened before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending or threatened against either LLC. Neither LLC is now nor has it ever been subject to any union organizing activities or collective bargaining activities. Neither LLC has experienced any work stoppage or other labor difficulty.

3.21 Trade Regulation.    Each LLC has not (a) terminated its relationship with, (b) been terminated by or (c) refused to provide services to any customer that had theretofore paid or been obligated to pay LLC in excess of $10,000 over any consecutive twelve month period. All of the prices charged by each LLC in connection with the marketing or sale of any of its services have been in compliance with all applicable laws and regulations. No claims have been asserted or, to the Sellers’ knowledge, threatened against either LLC with respect to unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to the Sellers’ knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim.

3.22 Environmental Matters.

(a) To the Seller’s knowledge, none of the facilities of either LLC is in violation of any federal, state or local law, ordinance, regulation or order relating to the protection of public health and safety, the protection of worker health and safety or the environmental conditions on, under or about the properties or facilities, including, but not limited to, soil and ground water condition except where the violations would not constitute a Material Adverse Effect. During the time that either LLC has leased its properties and facilities, neither LLC nor, to Sellers’ knowledge, any third party, has released, used, generated, manufactured or stored on, under or about the properties or facilities or transported to or from the properties or facilities any hazardous materials.

(b) During the time that either LLC has leased its properties or facilities, there has been no litigation brought or threatened against either LLC by, or any settlement reached by either LLC with, any party or parties alleging the presence, disposal, release or threatened release of any hazardous materials on, from or under any of the properties or facilities.

3.23 Employee Benefit Plans.

(a) The Disclosure Schedule lists, with respect to each LLC, each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, severance, relocation, termination pay, deferred compensation, sabbatical, performance awards, bonus, stock or stock-related awards, fringe benefit, cafeteria benefit, dependent care, including without limitation, each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is or has been maintained, contributed to, or required to be contributed by either LLC or with respect to which either LLC has or may have any liability or obligation (collectively, the "LLC Employee Plans"). None of the LLC Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person. Neither LLC has any plan or commitment to establish any new LLC Employee Plans or amend any LLC Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the LLC financial statements.

(b) Sellers have furnished to Buyer true and complete copies of documents relating to each LLC Employee Plan, including (without limitation) plan documents, trust documents, the most recent determination or opinion letter, group annuity contracts, plan amendments, insurance policies or contracts, individual participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, Form 5500 reports filed for the last three plan years, standard Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") forms and notices, all registration statements and prospectuses, and any material employee communications relating to any LLC Employee Plan.

(c) Each LLC Employee Plan has been administered in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code) and each LLC has performed all material obligations required to be performed by them under, are not in default under or violation of and have no knowledge of any default or violation by any other party to, any of the LLC Employee Plans except as would not have a Material Adverse Effect on an LLC. Any LLC Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter or opinion letter as to its qualified status under the Code and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any LLC Employee Plan subject to Code Section 401(a). Each LLC has complied in all material respects with, and have no material unsatisfied obligations to any individual under, the health care continuation and notice provisions of COBRA, or any applicable state continuation coverage requirements, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act and the Cancer Rights Act of 1998. There are no suits, administrative proceedings, actions or other litigation which have been brought, or to Seller’s knowledge, threatened, against or with respect to any such LLC Employee Plan, including specifically any audit or inquiry by the Internal Revenue Service or the Department of Labor. All contributions required to be made by either LLC to any LLC Employee Plan have been made timely in accordance with applicable ERISA requirements and have either been made on or before their due dates or a reasonable amount has been paid or accrued, in accordance with the LLC’s ordinary business procedures for the current plan years.

(d) The LLCs do not now, nor has either LLC ever, maintained, established, sponsored, participated in, or contributed to, any pension plan which is subject to Title IV of ERISA or Section 412 of the Code. Neither LLC is a party to, has made or is required to make any contribution to, or otherwise incurred any obligation or liability (including contingent liability) under, any "multiemployer plan" as defined in Section 3(37) of ERISA. Neither LLC has any actual or potential withdrawal liability (including contingent liability) for any complete or partial withdrawal from any multi-employer plan.

(e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of either LLC, to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting of any such benefits, or increase the amount of compensation due any such employee or service provider. No benefit payable or which may become payable by either LLC pursuant to any LLC Employee Plan or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or the deduction for which would be disallowed by reason of Section 280G of the Code. Each LLC Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms without material liability to Buyer.

3.24 Employees and Consultants.    The Disclosure Schedule contains a list of the names of all employees, independent contractors, consultants and advisors of each LLC as of the date of this Agreement and their salaries or wages, other compensation, dates of employment and positions and the date of the last increase in their compensation.

3.25 Restrictions on Business Activities.    There is no agreement, judgment, injunction, order or decree binding upon either LLC which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of either LLC or the operation of the LLC business as currently conducted.

3.26 Insurance.    The Disclosure Schedule contains a list and description of all insurance policies in effect which are maintained by each LLC or as to which either LLC is an insured party. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and each LLC is otherwise in compliance with the terms of such policies. Sellers have no knowledge of any threatened termination of, or premium increase with respect to, any of such policies.

3.27 Interested Party Transactions.    No officer or manager of either LLC has any interest in (i) any equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any of the LLC Intellectual Property Rights, used in connection with or pertaining to the business of the LLCs, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the LLC's products or services, (iii) any entity that competes with either LLC, or with which either LLC is affiliated or has a business relationship, or (iv) any agreement, obligation or commitment, written or oral, to which either LLC is a party.   As of the Closing Date, their will be no outstanding deferred compensation or other monetary obligation from either the Holding Companies or the LLCs to either Seller.

3.28 No Existing Discussions.    As of the date hereof, Sellers are not engaged, directly or indirectly, in any discussions or negotiations with any party other than Buyer with respect to any acquisition, merger, consolidation, sale of the assets, or similar transactions involving the LLCs or Holding Companies.

3.29 Investment Representations.

(a) Investor Status.  Each Seller is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

(b) No Government Review.  Each Seller understands that neither the Securities and Exchange Commission (the “SEC”), nor any securities commission or other Governmental Authority of any state, country or other jurisdiction has approved the issuance of the Buyer Common Stock or passed upon or endorsed the merits of the Buyer Common Stock or this Agreement or any of the other documents relating to this Agreement (collectively, the "Offering Documents"), or confirmed the accuracy of, determined the adequacy of, or reviewed this Agreement or the other Offering Documents.

(c) Investment Intent.  The shares of Buyer Common Stock are being acquired by Seller for Seller's own account for investment purposes only, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, and Seller has no present intention of selling, granting any participation in or otherwise distributing the same.  Each Seller further represents that Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or third person with respect to any of shares of Buyer Common Stock.

(d) Restrictions on Transfer.  Each Seller understands that the shares of Buyer Common Stock have not been registered under the Securities Act or registered or qualified under any foreign or state securities law, and may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and registration or qualification under applicable state securities laws or the availability of an exemption therefrom. In any case where such an exemption is relied upon by Seller from the registration requirements of the Securities Act and the registration or qualification requirements of such state securities laws, each Seller shall furnish Buyer with an opinion of counsel stating that the proposed sale or other disposition of such securities may be effected without registration under the Securities Act and will not result in any violation of any applicable state securities laws relating to the registration or qualification of securities for sale, such counsel and opinion to be satisfactory to Buyer.  Each Seller acknowledges that it is able to bear the economic risks of an investment in the Buyer Common Stock for an indefinite period of time, and that its overall commitment to investments that are not readily marketable is not disproportionate to its net worth.

(e) Informed Investment.  Each Seller has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon Buyer for legal or tax advice related to this investment.  In making its decision to acquire the Buyer Common Stock, Seller has not relied upon any information other than information contained in this Agreement and in the other Offering Documents.

(f) Access to Information.  Each Seller acknowledges that it has had access to and has reviewed all documents and records relating to Buyer, including, but not limited to, the Buyer SEC Documents, that it has deemed necessary in order to make an informed investment decision with respect to an investment in Buyer.

(g) Reliance on Representations.  Each Seller understands that the shares of Buyer Common Stock are being offered and sold to it in reliance on specific exemptions from the registration and/or public offering requirements of the U.S. federal and state securities laws and that Buyer is relying in part upon the truth and accuracy of, and such Seller's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Seller set forth herein in order to determine the availability of such exemptions and the eligibility of such Seller to acquire the Buyer Common Stock.  Each Seller represents and warrants to Buyer that any information Seller has heretofore furnished or furnishes herewith to Buyer is complete and accurate, and further represents and warrants that it will notify and supply corrective information to Buyer immediately upon the occurrence of any change therein occurring prior to Buyer’s issuance of the Buyer Common Stock.  Within five (5) days after receipt of a request from Buyer, each Seller will provide such information and deliver such documents as may reasonably be necessary to comply with any and all laws and regulations to which Buyer is subject.

(h) No General Solicitation.  Each Seller is unaware of, and in deciding to participate in the transactions contemplated hereby is in no way relying upon, and did not become aware of the transactions contemplated hereby through or as a result of, any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio or the internet, in connection with the transactions contemplated hereby.

(i) Legends.  Each Seller understands that the certificates representing the Buyer Common Stock shall have endorsed thereon the following legend, and stop transfer instructions reflecting that these restrictions on transfer will be placed with the transfer agent of the Buyer Common Stock:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THEY MAY NOT BE OFFERED OR TRANSFERRED BY SALE, ASSIGNMENT, PLEDGE OR OTHERWISE UNLESS (I) A REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 IS IN EFFECT, (II) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.  HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT OF 1933.”

3.30 No Misrepresentation.    No representation or warranty by either Seller in this Agreement, or any written statement, document, certificate or schedule furnished or to be furnished by or on behalf of either Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, when taken together, contains or shall contain any untrue statement of a material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading. Each Seller has delivered to Buyer, or its representatives, true and complete copies of all documents which are referred to in this Section 3 or in the Disclosure Schedule.

4. Buyer Warranties.  Buyer hereby represents and warrants to Seller that the statements contained in this Section 4 are true and correct as of the date of this Agreement and the Closing Date (unless otherwise indicated in such representation):

4.1 Duly Organized.  Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with the corporate power and authority to own and operate its business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect.  Buyer is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect.

4.2 Authorization.  Buyer has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the purchase and sale of Holding Company Stock.

4.3 Validity and Effect of Agreement.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Buyer, in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally.

4.4 No Conflict. Neither the execution and delivery of this Agreement by Buyer nor the performance by Buyer of its obligations hereunder, nor the consummation of the transactions contemplated under this Agreement will: (i) conflict with Buyer's Articles of Incorporation or Bylaws; (ii) violate any statute, law, ordinance, rule or regulation, applicable to Buyer or any of the properties or assets of Buyer; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Buyer, or result in the creation or imposition of any lien upon any properties, assets or business of Buyer under, any contract or any order, judgment or decree to which Buyer is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on its obligation to perform its covenants under this Agreement.

4.5 Required Filings and Consents.  The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to, Governmental Authority with respect to Buyer except: (i) compliance with applicable requirements of the Securities Act, Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and state securities laws ("Blue Sky Laws"); and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer, or would not prevent or materially delay consummation of this Agreement or otherwise prevent the parties hereto from performing their respective obligations under this Agreement.

4.6 Status of Common Stock.  The Buyer Common Stock, when issued and allotted at the Closing as provided herein, will be duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights, will be issued in compliance with all applicable laws concerning the issuance of securities, and will have the rights, preferences, privileges, and restrictions set forth in Buyer's charter and bylaws, and will be free and clear of any Liens of any kind and duly registered in the name of the Sellers, in Buyer's stockholders ledger.

4.7 SEC Reports and Financial Statements.  Buyer has timely filed with the SEC all forms, reports, notices, schedules, statements and other documents and instruments required to be filed by it under any applicable law, and has heretofore made available (or promptly following filing will make available) to Sellers true and complete copies of, all such forms, reports, notices, schedules, statements and other documents and instruments required to be filed by it under the Exchange Act or the Securities Act, the "Buyer SEC Documents").  As of their respective dates or, if amended, as of the date of the last such amendment, the Buyer SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, (ii) were complete and accurate in all material respects, and (iii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

5. Closing; Certain Covenants.  The closing of the purchase and sale of the Holding Company Stock (the “Closing”) shall occur at the offices of Buyer at 12.01 A.M. on April 1, 2007, or such other date as mutually agreed upon by Buyer and Sellers, subject in all respects to the fulfillment or waiver of the parties’ respective conditions to closing set forth in Section 7, or such other time and place as the parties may mutually agree (such date, the “Closing Date”).

5.1 Buyer Closing Deliverables. Subject to the fulfillment or waiver of the closing conditions set forth Section 7.1, at the Closing, Buyer shall deliver to Seller the following:

5.1.1 A copy of the treasury order issued to the Buyer’s transfer agent instructing the transfer agent to issue the shares of Buyer Common Stock as described in Section 2;

5.1.2 A copy of the Buyer Board Consent Action which approves and authorizes this Agreement;

5.1.3 An executed Employment Agreement for each Seller, in a mutually agreeable form; and

5.1.4 An executed Stock Option Grant/Agreement for each Seller.

5.2 Seller Closing Deliverables.  Subject to the fulfillment or waiver of the closing conditions set forth Section 7.2, at the Closing, Sellers shall deliver to Buyer the following:

5.2.1 Seller’s Disclosure Schedule;

5.2.2 Resignations of Sellers as directors and officers of the Holding Companies;

5.2.3 Affidavit’s of Lost Share Certificates for the Holding Company Stock, duly endorsed to Buyer;

5.2.4 An executed Employment Agreement for each Seller, in a mutually agreeable form; and

5.2.5 An executed Stock Option Grant/Agreement for each Seller.

5.2.6 All books, records, financial information and copies of all agreements described on the Disclosure Schedule shall be made available at the LLC’s place of business.

5.3 Audit.  Sellers acknowledge that Buyer will be required to conduct an audit of the financial statements of each LLC from inception through March 31, 2007.  Sellers agree to use their best efforts to assist Buyer in the prompt completion of such audit activities and to respond to any inquiries or requests for certifications from the auditors.

5.4 Buyer Option Plan.  Within thirty (30) days following the Closing Date, and subject to the completion of any state or federal filings and the applicable individual stock option agreements, (i) Buyer shall issue Six Hundred Thousand (600,000) options from Buyer’s 2005 Equity Incentive Plan (the “Stock Option Plan”) to the employees of the LLCs, including the Sellers, as designated by the Sellers and approved by the Buyer’s Board of Directors on or before the Closing Date, and (ii) commence the process of registering with the SEC the stock underlying the options issued under the Stock Option Plan.  The options to be issued pursuant to this Section 5.4 shall vest over a four year period, with one-fourth of the options vesting on the date which is twelve months after the date of issuance, and the remaining three-quarters of the options vesting at the rate of 1/48th per month thereafter.  The exercise price for the options shall be the closing sales price (or the closing bid, if no sales are reported) of the Buyer Common Stock as quoted on the OTC Bulletin Board for the last trading day prior to the date of Buyer’s Board approval of the issuance of the options.

5.5 Restrictions on Buyer Common Stock.  Buyer acknowledges the restrictions and reporting requirements placed on Buyer’s officers and directors related to the sale of their Buyer Common Stock, including, without limitation, the requirements under Rule 144, Section 16 and the short-swing profit disgorgement rules, and Buyer covenants to cause its officers and directors to comply with such restrictions and reporting requirements.

5.6 Conduct of Business by LLCs.  Except (i) as expressly permitted or required by this Agreement, or (ii) with the consent of Buyer, during the period commencing with the date of this Agreement and continuing until the Closing Date, the LLCs shall not conduct any trade or business other than as presently conducted, shall preserve intact its business organizations.

5.7 Access to Information.  At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Section 8, and in each case subject to Section 5.8 below, the Sellers shall provide to the Buyer (and the Buyer’s authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to the LLCs and Holding Companies (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the Buyer in conducting its due diligence investigation of such party, provided that the Buyer shall not interfere unreasonably with the operation of the business conducted by the LLCs, and provided that no such access need be granted to privileged information or any agreements or documents subject to confidentiality agreements.

5.8 Confidentiality; No Solicitation.  Each party shall hold, and shall cause its respective Affiliates and representatives to hold, all Confidential Information made available to it in connection with this Agreement in strict confidence, shall not use such information except for the sole purpose of evaluating the purchase and sale of the Holding Company Stock and shall not disseminate or disclose any of such information other than to its directors, officers, managers, employees, stockholders, interest holders, affiliates, agents and representatives, as applicable, who need to know such information for the sole purpose of evaluating the transactions under this Agreement (each of whom shall be informed in writing by the disclosing party of the confidential nature of such information and directed by such party in writing to treat such information confidentially).  The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the disclosing party from a third party entitled to disclose it; (ii) becomes known publicly other than through the disclosing party or any third party who received the same from the disclosing party, provided that the disclosing party had no knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the parties; or (iv) is disclosed with the express prior written consent thereto of the other party.  The parties shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained.  In the event a party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing party shall: (i) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (ii) cooperate with the non-disclosing party, at the expense of the non-disclosing party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the disclosing party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

5.9 Further Assurances.  Each of the parties hereto agrees to use commercially reasonable efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated under this Agreement, including, but not limited to: (i) satisfying the conditions precedent to the obligations of any of the parties hereto; (ii) obtaining all waivers, consents and approvals from other parties necessary for the consummation of the purchase and sale of the Holding Company Stock, (iii) making all filings with, and obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities, (iv) defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (v) executing and delivering such instruments, and taking such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement, including, without limitation, Sellers’ assignment to the LLCs any assets used by the LLCs which may be held by the Sellers, and Seller’s using their best efforts to assign any material agreements to Buyer if required.   As soon as practical after the Closing Date, but in any event within thirty (30) days after the Closing Date, Buyer shall cause the two lines of credit between ISN Bank and AVS LLC which exist as of the Closing Date to either (i) be paid off and terminated, or (ii) amended to terminate the guarantor obligations of Sellers.

5.10 Public Announcements.  The Buyer and the Sellers shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated under this Agreement, or this Agreement, and shall not issue any other press release or make any other public statement without prior consent of the other parties, except as may be required by law or, with respect to Buyer, by obligations pursuant to rule or regulation of the Exchange Act, the Securities Act, any rule or regulation promulgated thereunder or any rule or regulation of the National Association of Securities Dealers.

5.11 Notification of Certain Matters.  Each party hereto shall promptly notify the other party in writing of any events, facts or occurrences that would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.

5.12 Waivers and Consents.  Each Seller hereby (i) waives any rights he may have under any buy-sell, co-sale or similar arrangement he may have under any agreement between the Sellers relating to this Agreement and the transactions contemplated herein, and (ii) consents, approves and authorizes this Agreement and the transactions contemplated herein in his capacity as an officer, director, shareholder, member or manager of the LLCs or Holding Companies.

5.13 Survival of Warranties.  The warranties, representations, and covenants of each of the parties to this Agreement shall survive the execution of this Agreement and the consummation of the purchase and sale herein described, as follows:

5.13.1 The Seller title warranties set forth in Section 3.1 and 3.2 shall terminate upon expiration of the applicable statute(s) of limitations, if any.  The Seller warranties set forth in Sections 3.3 through 3.30 shall terminate upon expiration of three (3) years following the Closing Date.

5.13.2 The Buyer warranties set forth in Section 4 shall terminate upon expiration of three (3) years following the Closing Date.

6. Indemnification Obligations.

6.1 Buyer Indemnity.  Notwithstanding any other indemnification provision hereunder, Buyer (in this context, the "Indemnifying Party") shall indemnify and hold harmless each of the Sellers (in this context an "Indemnified Party"), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by Buyer at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) any breach or non-fulfillment of any covenants or agreements made by Buyer, and (iii) any misrepresentation made by Buyer herein.

6.2 Sellers Indemnity.  Notwithstanding any other indemnification provision hereunder, each Seller (in this context, the "Indemnifying Party") shall jointly and severally indemnify and hold harmless Buyer and its officers, directors, employees, agents and subsidiaries, including the LLCs and Holding Companies (in this context an "Indemnified Party"), from and against any and all Claims suffered by such Indemnified Party resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties made by Sellers at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) any breach or non-fulfillment of any covenants or agreements made by Sellers, (iii) any misrepresentation made by Sellers, in each case as made herein or in the Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by Sellers pursuant hereto or in connection with this Agreement, and (iv) the operations and liabilities of the LLCs and the Holding Companies, whether known or unknown, arising out of any action, omission and/or period of time preceding the Closing Date, including but not limited to any taxes levied with respect to same.

6.3 Indemnification Procedures for Third Party Claims.

6.3.1 Upon obtaining knowledge of any Claim by a third party which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, the Indemnified Party shall give written notice ("Notice of Claim") of such claim or demand to the Indemnifying Party, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same).  No failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Party to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Indemnifying Party's ability to defend against, settle or satisfy any Claims for which the Indemnified Party entitled to indemnification hereunder.

6.3.2 If the claim or demand set forth in the Notice of Claim given by an Indemnified Party pursuant to Section 6.3.1 hereof is a claim or demand asserted by a third party, the Indemnifying Party shall have fifteen (15) days after the date on which Notice of Claim is given to notify Indemnified Party in writing of their election to defend such third party claim or demand on behalf of the Indemnified Party.  If the Indemnifying Party elects to defend such third party claim or demand, Indemnified Party shall make available to the Indemnifying Party and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Indemnifying Party in the defense of, such third party claim or demand, and so long as the Indemnifying Party is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand.  If the Indemnifying Party elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at such Indemnified Party's own expense.  In the event, however, that such Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the fees and expenses of such counsel.  If the Indemnifying Party does not elect to defend such third party claim or demand or do not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such third party claim or demand; provided, however, that (i) such Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; (ii) such Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Indemnifying Party under the agreements of indemnification set forth in this Section 6; and (iii) such Indemnified Party may not settle any claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

6.3.3

The Indemnifying Party and the other Indemnified Parties, if any, shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Section 6, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

6.4 Indemnification Procedures for Non-Third Party Claims. In the event any Indemnified Party should have an indemnification claim against the Indemnifying Party under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Indemnifying Party in writing and in reasonable detail.  The failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party, except to the extent that Indemnifying Party has been actually prejudiced by such failure.  If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice that the Indemnifying Party disputes such claim, such claim specified by the Indemnifying Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Section 6 and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined.  If the Indemnifying Party disputes its liability with respect to such claim in a timely manner, the Indemnifying and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 9.6.

6.5 Limitations on Indemnification. No claim for indemnification under this Section 6 shall be asserted by, and no liability for such indemnify shall be enforced against, the Indemnifying Party to the extent the Indemnified Party has theretofore received indemnification or otherwise been compensated for such Claim.  In the event that an Indemnified Party shall later collect any such amounts recovered under insurance policies with respect to any Claim for which it has previously received payments under this Section 6 from the Indemnifying Party, such Indemnified Party shall promptly repay to the Indemnifying Party such amount recovered.

7. Closing Conditions.

7.1 Conditions Precedent To the Obligations of Buyer.  The obligations of Buyer under this Agreement shall be, at the option of Buyer, subject to the satisfaction of the conditions set forth below, on or prior to the Closing Date.  These conditions are solely for the benefit of Buyer and may be waived by Buyer at any time in its sole discretion.

7.1.1 No Misrepresentation or Breach of Covenants and Warranties.  There shall have been no material breach by any Seller in the performance of any of it covenants and agreements herein, and each of the representations and warranties of Sellers contained or referred to herein shall be true and correct in all material respects, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer.

7.1.2 No Restraint or Litigation.  No action, suit, investigation or proceeding shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby, or which would materially adversely affect the right of Buyer to own and control the Holding Company Stock or LLCs following the Closing.

7.1.3 Necessary Consents.  Sellers shall have delivered all third party consents required for Sellers to consummate the transaction contemplated by this Agreement.

7.1.4 Closing Deliveries. Sellers shall have made all of its Closing Deliveries described in Section 5.2.

7.2 Conditions Precedent To the Obligations of Sellers.  The obligations of Sellers under this Agreement shall be, at the option of Seller, subject to the satisfaction of the conditions set forth below, on or prior to the Closing Date.  These conditions are solely for the benefit of Sellers and may be waived by Sellers at any time in its sole discretion.

7.2.1 No Misrepresentation or Breach of Covenants and Warranties.  There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein, and each of the representations and warranties of Buyer contained or referred to herein shall be true and correct in all material respects, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Sellers.

7.2.2 No Restraint or Litigation.  No action, suit, investigation or proceeding shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby, or which would materially adversely affect the right of Sellers to transfer the Holding Company Stock or LLCs to Buyer.

7.2.3 Necessary Consents.  Buyer shall have delivered all third party consents required for Buyer to consummate the transaction contemplated by this Agreement.

7.2.4 Closing Deliveries. Buyer shall have made all of its Closing Deliveries described in Section 5.1.

8. Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated:

8.1 By the mutual written consent of Seller and Buyer;

8.2 By either Seller or Buyer upon written notice to the other, in the event the other party (the “Breaching Party”) has materially breached its representations, warranties or covenants contained in this Agreement and failed to cure such breach within seven (7) calendar days from the date of the Breaching Party’s receipt of the Termination Notice specified in this subsection; provided, however, that the party claiming such breach (i) is not itself in material breach of its representations, warranties or covenants contained herein, (ii) promptly notifies the Breaching Party in writing (the “Termination Notice”) of its intention to exercise its rights under this Agreement as a result of the breach, and (iii) specifies in such Termination Notice the representation, warranty or covenant of which the Breaching Party is allegedly in material breach; or

8.3 By either Buyer, on the one hand, or Sellers, on the other hand, immediately upon written notice to the other party if the Closing shall not have occurred on or before April 10, 2007.

8.4 Effect of Termination.  In the event of termination of this Agreement by either party, except as otherwise provided herein, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party (except for any liability of any party then in breach of its covenants, representations or warranties hereunder).  The provisions of Sections 6, 8.4 and 9.2 through 9.9 shall expressly survive the expiration or termination of this Agreement.

9. General Terms.

9.1 Notices.  All notices required or permitted by this Agreement or by law to be served on or delivered to a party shall be in writing and deemed duly served, delivered and received when personally delivered or delivered by courier or a nationally recognized overnight delivery service to the party to whom directed, or instead, three (3) business days after deposit in the U.S. mail, certified or registered, return receipt requested, first-class postage prepaid, addressed as indicated below. A party may change this address by giving written notice of the change to the other party. The parties’ addresses for this purpose are:

Buyer: Telanetix, Inc. 6197 Cornerstone Court E. Suite 108 San Diego, California 92121 Attn: Thomas Szabo	Sellers: Robert Leggio and Elbert E. Layne, Jr. c/o AVS 399 Pearl Street, Suite P Woodbridge, NJ 07095

9.2 Interpretation.  When the context requires, any gender includes all others, the singular number includes the plural, and vice-versa. Captions are inserted for convenience of reference and do not describe or limit the scope or intent of this Agreement. Any recitals above, and any exhibits or schedules referred to and/or attached hereto, are incorporated by reference into this Agreement. “Person” includes any legal entity. “Including” means including without limitation. This Agreement (including the exhibits hereto) contains the entire agreement between the parties regarding their subject matter. Any prior oral or written representations, agreements and/or understandings shall be of no effect. No waiver, amendment or discharge of this Agreement shall be valid unless it is in writing and signed by the party to be obligated. This Agreement shall: (a) be governed by California law; and (b) subject to any provision of this Agreement that may prohibit or curtail assignment of rights, bind and inure to the benefit of the parties and their heirs, assigns, representatives and successors; provided, there are no intended third-party beneficiaries to this Agreement other than those expressly set forth herein, and only the parties or their heirs, assigns, representatives and successors are entitled to enforce this Agreement. If any provision of this Agreement is held by a court to be invalid or unenforceable, the other provisions shall remain in effect. No inference or presumption shall be drawn if a party or its attorney prepared and/or drafted this Agreement; it shall be conclusively presumed that the parties participated equally in its preparation and/or drafting.

9.3 Warranties.  Each party warrants that it has the legal capacity to enter into this Agreement, its execution has been duly approved and its obligations under this Agreement do not violate any applicable law.

9.4 Execution of Agreement.  The parties have signed below voluntarily after having been advised by their counsel of all provisions hereof, and, in signing below, they are not relying on any inducements, promises and representations made by or on behalf of the other party except as set forth herein or in the documents executed contemporaneously herewith. This Agreement may be executed in counterparts, each of which shall be deemed an original. An executed counterpart of this Agreement transmitted by fax shall be equally as effective as a manually executed counterpart. Each party shall take all reasonable steps, and execute, acknowledge and deliver all further instruments necessary or expedient to implement this Agreement.

9.5 Attorneys’ Fees.  If any dispute between the parties should result in litigation or arbitration, the prevailing party shall be entitled to recover from the other(s) all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including reasonable attorneys' fees, costs, and expert witnesses' fees.

9.6 Disputed Matters.  Except as otherwise provided in this Agreement, any controversy or dispute arising out of this Agreement or the interpretation of any of the provisions hereof shall be submitted to binding arbitration in San Diego County, California, before the alternative dispute resolution agency “JAMS/Endispute” under its applicable commercial arbitration rules. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment on any award thus obtained may be entered in any court having jurisdiction thereof. No action at law or in equity based on any claim arising out of or related to this Agreement shall be instituted in any court by any party hereto except an action to compel arbitration pursuant to, or an action to enforce an award obtained in an arbitration proceeding in accordance with, this Section 9.6.

9.7 Assignment.  Neither party may assign this Agreement without the prior written consent of the other party.

Intending to be legally bound, the parties have signed this Agreement as of the Effective Date.

	“BUYER”		“SELLERS”

TELANETIX, INC, a Delaware corporation

By:	/s/ Thomas A. Szabo	By:	/s/ Robert Leggio
	Thomas A. Szabo,		Robert Leggio
Chief Executive Officer

		By:	/s/ Elbert E. Layne, Jr.
Elbert E. Layne, Jr.